Exhibit 99.1

UMH PROPERTIES, INC. ANNOUNCES ZERO-DOWN PAYMENT LENDING PROGRAM FOR VETERANS

FREEHOLD, NJ, July 8, 2026 ……UMH Properties, Inc. (NYSE: UMH) (TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is pleased to announce a new lending promotion through its COP program with Triad Financial Services, that offers zero-down payment lending options for qualified United States Veterans.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “Manufactured housing can provide quality affordable housing for our Nation’s Veterans. Currently, manufactured homes located in land-lease, manufactured home communities are excluded from consideration for VA loans. The formation of this program will allow Veterans to own their home in a manufactured home community, with similar terms to current VA loan programs. UMH is happy to provide zero-down payment lending options for our Nation’s heroes.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Contact: Nelli Madden

732-577-4062